Exhibit 10.27
Separation Agreement
December 17, 2012

Donald R. Shassian (“Mr. Shassian”) is the Executive Vice President and Chief Financial Officer of Frontier Communications Corporation (“Frontier”). Mr. Shassian has decided to end his employment at Frontier. It is in the interest of Frontier that Mr. Shassian remain employed through March 31, 2013, to supervise the preparation and filing of Frontier’s 2012 financial reports.

Frontier and Mr. Shassian agree as follows:

Mr. Shassian agrees to remain as Executive Vice President and Chief Financial Officer of Frontier until February 27, 2013 to oversee the preparation, execution and filing of the company’s 2012 financial statements with the United States Securities and Exchange Commission.  Thereafter Mr. Shassian will be available to help the new Chief Financial Officer transition through March 31, 2013.

Frontier intends to hire a new Executive Vice President and CFO “Elect” who will join Frontier in the near future and who will replace Mr. Shassian as Chief Financial Officer on February 27, 2013 coincident with the filing of the company’s 2012 financial statements.  Frontier agrees that when the new Executive Vice President and CFO “Elect” is hired, this person will assume many of Mr. Shassian’s responsibilities, other than overseeing the preparation and filing of Frontier’s 2012 financial statements.

Frontier agrees that while he remains employed by Frontier through March 31, 2013, Mr. Shassian will continue to receive the normal periodic payments of his current annual salary of five hundred sixty thousand dollars ($560,000), along with full employment benefits.  Frontier agrees that Mr. Shassian will receive his 2012 bonus at a 100 percent individual payout level, at the company performance level payout as declared by the Frontier Board of Directors.

Frontier agrees that the following awards to Mr. Shassian of Frontier restricted stock will vest as scheduled in February 2013:

•	27,367 shares with an award date of February 6, 2009,
•	26,683 shares with an award date of February 13, 2010,
•	40,340 shares with an award date of February 17, 2011, and
•	72,242 shares with an award date of February 15, 2012.

Frontier agrees that upon successful completion of his duties on March 31, 2013, the 21,603 shares of restricted Frontier stock awarded to Mr. Shassian with an award date of July 29, 2010 that are scheduled to vest in July 2013 will vest on March 29, 2013.

Frontier agrees that upon successful completion of his duties on March 31, 2013, Mr. Shassian’s Founder’s Grant of 100 shares of restricted stock will vest on March 29, 2013.

Frontier agrees that upon successful completion of Mr. Shassian’s duties by March 31, 2013, it will pay him on April 15, 2013, the cash value of 39,542 shares of Frontier stock valued at the average of the high and low price of Frontier stock on March 29, 2013. This payment is the cash equivalent of accelerated vesting to March 29, 2013 of one third of the 118,624 shares in Frontier’s Long-Term Incentive Plan awarded to Mr. Shassian with an award date of February 15, 2012.

Frontier agrees that upon successful completion of his duties on March 31, 2013, it will pay to Mr. Shassian on April 15, 2013 one fourth of his bonus target for 2013 at a 100% company and individual payout level, which equals $140,000.

Mr. Shassian will not be eligible for any new awards of restricted stock or stock under Frontier’s Long-Term Incentive Plan that may be awarded before March 31, 2013.

Mr. Shassian agrees that the acceleration of restricted stock awards to March 31, 2013 and the payments scheduled for April 15, 2013 are contingent upon his execution of Frontier’s customary severance agreements, including their non-disparagement, confidentiality, and release of claims provisions.

Mr. Shassian will have flexibility for time off in Q1 2013 and will coordinate that in advance with the CEO.

All other agreements and employment terms and conditions between Frontier and Mr. Shassian will not be amended by this agreement and shall remain in full force and effect.

So agreed on this 18th day of December, 2012:

Donald R. Shassian:

/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President & CFO

Frontier Communications Corporation:

/s/ Mary Agnes Wilderotter
Mary Agnes Wilderotter
Chief Executive Officer and Chairman of the Board